EXHIBIT 99.1

Segment Information

As disclosed in Note 16 of the financial statements on Form 10-Q for the quarter ended June 30, 2006, during the second quarter 2006, the Company changed the manner in which it measures segment operating performance to be “segment earnings”. The segment information presents “segment earning (loss)”, which is the primary measure of operating performance used by the chief operating decision maker, and reconciles that measure to “operating earnings (loss)”. The tables below presents segment information for the years ended December 31, 2005, 2004 and 2003 reclassified to conform to current reporting structure and performance measures.

(in millions)	Branded Consumables	Consumer Solutions	Outdoor Solutions	Process Solutions	Intercompany Eliminations	Total Operating Segments	Corporate/ Unallocated	Consolidated
For the year ended December 31, 2005 (Reclassified)
Net sales	$685.0	$1,518.3	$820.7	$233.6	$(68.5)	$3,189.1	—	$3,189.1

Segment earnings (loss)	95.3	190.2	77.0	29.3	—	391.8	(31.8)	360.0
Adjustments to reconcile to operating earnings (loss):
Fair value adjustment of inventory	(0.2)	(6.0)	—	—	—	(6.2)	(16.2)	(22.4)
Reorganization and acquisition-related integration costs	(3.3)	(21.8)	(3.8)	—	—	(28.9)	(2.7)	(31.6)
Other integration-related costs	—	—	—	—	—	—	—	—
Stock-based compensation	—	—	—	—	—	—	(62.4)	(62.4)
Depreciation and amortization	(10.6)	(20.0)	(17.3)	(9.3)	—	(57.2)	(0.4)	(57.6)

Operating earnings (loss)	$81.2	$142.4	$55.9	$20.0	—	$299.5	$(113.5)	$186.0

Depreciation and amortization	$10.6	$20.0	$17.3	$9.3	—	$57.2	$0.4	$57.6

Total assets	$787.1	$1,748.2	$655.5	$74.3	—	$3,265.1	$259.5	$3,524.6

(in millions)	Branded Consumables	Consumer Solutions	Outdoor Solutions	Process Solutions	Intercompany Eliminations	Total Operating Segments	Corporate/ Unallocated	Consolidated
For the year ended December 31, 2004 (Reclassified)
Net sales	$473.1	$222.2	$—	$195.6	$(52.3)	$838.6	—	$838.6

Segment earnings (loss)	87.4	43.2	—	27.2	—	157.8	(10.4)	147.4
Adjustments to reconcile to operating earnings (loss):
Stock-based compensation	—	—	—	—	—	—	(32.2)	(32.2)
Depreciation and amortization	(6.3)	(3.4)	—	(9.3)	—	(19.0)	(0.2)	(19.2)

Operating earnings (loss)	$81.1	$39.8	$—	$17.9	—	$138.8	$(42.8)	$96.0

Depreciation and amortization	$6.3	$3.4	$—	$9.3	—	$19.0	$0.2	$19.2

Total assets	$766.7	$132.9	$—	$69.6	—	$969.2	$73.3	$1,042.5

(in millions)	Branded Consumables	Consumer Solutions	Outdoor Solutions	Process Solutions	Intercompany Eliminations	Total Operating Segments	Corporate/ Unallocated	Consolidated
For the year ended December 31, 2003 (Reclassified)
Net sales	$257.9	$216.1	$—	$151.9	$(38.2)	$587.7	—	$587.7

Segment earnings (loss)	44.0	47.9	—	26.5	—	118.4	(10.1)	108.3
Adjustments to reconcile to operating earnings (loss):
Stock-based compensation	—	—	—	—	—	—	(21.8)	(21.8)
Depreciation and amortization	(3.7)	(2.3)	—	(9.0)	—	(15.0)	—	(15.0)

Operating earnings (loss)	$40.3	$45.6	$—	$17.5	—	$103.4	$(31.9)	$71.5

Depreciation and amortization	$3.7	$2.3	$—	$9.0	—	$15.0	$—	$15.0

Total assets	$463.9	$51.1	$—	$75.3	—	$590.3	$169.3	$759.6

(a)	Intersegment sales are recorded at cost plus an agreed upon profit on sales.
(b)	For the years ended December 31, 2005, 2004 and 2003, unallocated costs of non-cash compensation costs related to the issuance of stock options and restricted shares of the Company’s common stock to employees and Directors of the Company include $62.4 million, $32.2 million and $21.8 million, respectively. For the year ended December 31, 2005 unallocated costs also included $2.7 million of reorganization and acquisition-related integration costs as well as purchase accounting adjustments of $16.2 million related to the elimination of manufacturer’s profit in inventory related to AHI acquisition. For the years ended December 31, 2005, 2004 and 2003, unallocated assets include certain intangible assets and goodwill that had not been allocated since valuations were not yet finalized.